Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  April 20, 2004

TIME: 11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International first quarter 2004 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will not open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners first quarter 2004 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter ended March 31, 2004.  Due to the fact that we are in registration, we will not provide or re-affirm any previously issued guidance for 2004, nor update any other forward looking information.  As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operation, our development efforts and our business environment including the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, the integration of acquired businesses and the trend towards consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors and other risks and uncertainties more fully described in the Company’s annual report on form 10K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission and other SEC filings.

In addition, in response to Reg. G, we will no longer refer in our commentary on past or current results, to non GAAP financial measures such as EPS or Gross Margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners.  A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been filed with the Securities and Exchange Commission on Form 8K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman:

Thanks Riccardo and Good Morning:

Revenues for the first quarter ended March 31, 2004, were $11.8 million, 7 percent below the first quarter of 2003, and 18 percent below the fourth quarter of 2003.  The decrease in revenues versus the fourth quarter of 2003 was primarily due to lower services revenues resulting from the planned timing of deliverables under the Company’s chemistry collaboration with Pfizer and lower screening revenues, which were partially offset by higher instrumentation product revenues.  The decrease in revenues versus prior year was primarily due to lower chemistry services revenues resulting from the planned timing of deliverables under the Company’s two major exclusive compound supply collaborations and from the lack of a one-time payment resulting from the termination of a non-exclusive compound supply agreement in the first quarter of 2003.  The year over year decrease in chemistry services revenues was partially offset by increased screening service revenues, as well as higher instrumentation product revenues resulting from higher Crystal Farm shipments.  Pfizer accounted for 51 percent of our revenues for the quarter, down from 65 percent in Q4 2003 and 55 percent in Q1 2003.

Gross margin, as a percentage of revenue, for the first quarter of 2004 was 45 percent, up from 28 percent in the first quarter of 2003, and up from 42 percent in the fourth quarter of 2003. The improvement in gross margin percentage versus the fourth quarter of 2003 is due to higher services margins, which resulted from expected one-time benefits resulting from the modification to the Pfizer contract that I will describe later; these were partially offset by lower screening volumes and by amortization charges related to our decision to begin amortizing the uARCS asset at the rate of $0.3 million per quarter over the next five years, as we are beginning to derive value from the technology.  The increase in gross margin percentage versus Q4 2003 was also due to higher instrumentation product margins, which resulted from higher instrumentation product volumes. The increase in gross margin as a percentage of revenues versus prior year resulted from the same factors explaining the sequential quarterly improvement, except that screening volumes were higher and, thus, had a favorable impact on margins for this comparative period, as well as savings in materials costs and other operating efficiencies.

Now let me explain the effect that our modified Pfizer contract had on Q1 2004 results.  Under our prior agreement with Pfizer, the Company was paid an FTE rate for development and a per compound rate for production and purification of compounds. Under the new agreement, for compounds delivered under the file enrichment program, we will receive a higher per compound rate, which is intended to compensate us for all activities required to develop, produce and purify compounds.  Certain costs associated with the development of compounds delivered in Q1 2004 were previously expensed in accordance with the terms of the prior agreement and therefore the compounds delivered in Q1 2004 carried an abnormally low cost relative to the new compound price.

Research and development costs for the first quarter of 2004 were $0.9 million, up slightly from $0.7 million in the first quarter of 2003, and $0.6 million in the fourth quarter of 2003.  The slight increase in research and development costs versus the prior year and prior quarter figures resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations, such as X-Kan, to new Crystal Farm development activities.

SG&A costs for the first quarter of 2004 were $3.6 million, up from $3.1 million in the first quarter of 2003, and down from $4.1 million in the fourth quarter of 2003.  The decrease in SG&A costs versus the fourth quarter resulted from lower incentive compensation accruals.  The increase in SG&A costs versus prior year resulted from increased business development costs, which offset savings resulting from the closure of our Tucson facility.

The Company reported a $0.6 million profit from operations during the first quarter of 2004 compared to a loss from operations of $0.3 million in the first quarter of 2003 and a profit from operations of $1.1 million in the fourth quarter of 2003. The decrease from Q4 2003 was due to lower volume.  The improvement over Q1 2003 is due to the improvement in gross margin percentage, which more than offset the increases in SG&A and R&D costs.  This marks the third consecutive quarter of operating profit.

Interest income was $0.3 million for the first quarter of 2004, unchanged versus Q4 2003 and down $0.2 million from Q1 2003 due primarily to realized losses incurred in the first quarter of 2004 compared to realized gains in the first quarter of 2003, as well as lower U.S. interest rates.

Net income for the first quarter ended March 31, 2004 was $1.0 million, or $0.04 per share, compared to net income of $0.3 million, or $0.01 per share, in the first quarter of 2003 and net income of $1.5 million, or $0.06 per share, in the fourth quarter of 2003.

Cash and short-term investments at March 31, 2004 were $72.7 million, up $0.1 million from our cash balance at December 31, 2003 primarily due to net cash flow from operations.

Now let me ask Riccardo to review the operations and key milestones for 2004:

Thank you Craig

  I’m very pleased to again report that our results have met the top end of our prior guidance and expectations.

As for Q1 2004 operating highlights, Pfizer is such an important part of our business that the new contract we signed in February is by definition the highlight of the quarter. We are extremely pleased to have expanded the scope of our collaboration and to have a firm commitment for the first 18 months of this agreement to deliver to

Pfizer a broad range of pharmaceutically relevant chemical compounds for Pfizer’s exclusive use. The agreement also gives Pfizer access to our capability to rapidly prepare and deliver hit follow-up libraries that are designed using the results of Pfizer’s high-throughput screening. These compounds assist in the lead optimization phase of the drug discovery process.

During the quarter we also delivered to GlaxoSmithKline two X-Kan High Throughput chemistry systems to their facilities in Harlow, UK and in Upper Providence, PA.  These systems were developed during 2003 and represent state-of-the-art for automated production of focused drug discovery libraries using solid phase chemistry.

It is worth noting that the collaborations with GSK and Pfizer underscore the broad range of partnering alternatives we can provide to large Pharma. Both of these important customers have decided to invest to augment their corporate compound libraries for Drug Discovery but with very different strategies: GSK using our technology and their internal chemistry resources and Pfizer using our chemists to develop and manufacture the compounds. Only Discovery Partners could provide a solution to both.

During the quarter we started to see the first fruits of our strategic partnership with Bruker for the Crystal Farm protein crystallography incubation and imaging system and have started to receive orders from key customers worldwide.

Yesterday, we announced the signing of a new drug discovery Chemistry agreement with Vertex Pharmaceuticals Incorporated to provide rapid focused library synthesis and medicinal chemistry to complement and assist Vertex in advancing drug discovery for one of its advanced research programs.

Since the Company is in a registration period, today I will not respond to any questions and you should refer to information already provided in documents filed with the SEC.  These include the text of this teleconference and this morning’s press release on Form 8K as well as the Form 10-K for the year ended December 31, 2003.  At this time, I will also refrain from providing financial guidance for 2004 and from providing updates to any other forward looking statements issued in the past. This concludes our conference call.

END: I would like to thank all of you for participating in this teleconference and look forward to talking to you again soon.

Thank you.